Fuel Systems Solutions Reports Second Quarter 2011 Results

Second Quarter 2011 Revenue of $116.6 Million and EPS of $0.19

NEW YORK, N.Y., August 9, 2011 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its second quarter and six months ended June 30, 2011.

Mariano Costamagna, Fuel Systems’ CEO, said, “Our second quarter 2011 revenue of $116.6 million and gross margin of 23% represent continued solid operational execution and the benefits of our more balanced revenue diversification. Our industrial business grew for the fourth consecutive quarter, contributing to increased profitability, and our aftermarket business replaced existing DOEM opportunities and gained momentum in many geographies. For the remainder of the year, we plan to prudently invest in our global opportunities to build sustainable, profitable growth.”

Matthew Beale, Fuel Systems’ Co-President, said, “Second quarter volume trends were stronger than first quarter levels, with aftermarket demand partially offsetting OEM/DOEM demand, as we continue to benefit from our demonstrated ability to fulfill demand for bi-fuel systems through multiple distribution channels. The sequential improvement in our operating profitability reflects stronger revenue contributions in our businesses, as we carefully manage costs and as the trends in the industrial business remain positive. We generated nearly $18 million in operating cash flow in the quarter, while we invested the capital raised in 2010 into our U.S. strategic and technological positioning. The emerging US automotive market continues to develop while our investments in Latin America and Asia are now paying off in customer order growth. Given our results reported to date and 2011’s transitional nature as we balance investment with growth, our 2011 outlook remains unchanged. For the remainder of the year, we are focused on excellence in execution, cost management, and continued investment for growth in our portfolio of businesses.”

Second Quarter Financial Results

Revenue for the second quarter of 2011 was $116.6 million compared to $99.8 million in the second quarter of 2010. The revenue increase is primarily attributable to the strength in the industrial markets and an $11.5 million increase due to foreign exchange rates. Gross profit for the second quarter 2011 was $27.1 million, or 23% of revenue, compared to $25.7 million, or 26% of revenue a year ago, reflecting changes in the mix of transportation and industrial revenue and lower margins in the US automotive business. Operating income for the period totaled $6.4 million, or 6% of revenue, compared to $9.3 million, or 9% of revenue, in the second quarter of 2010, and reflects greater R&D and SG&A expenses than last year’s quarter as the Company has completed five acquisitions and continues to invest in new technologies.

Net income for the second quarter 2011 was $3.8 million, or $0.19 per diluted share, compared to $6.9 million, or $0.39 per diluted share in the second quarter 2010.

On a segment basis, second quarter 2011 revenues from BRC Operations increased slightly to $74.7 million, compared to $73.0 million from the same quarter a year ago, and revenues from IMPCO Operations increased 47% to $43.6 million from the same quarter a year ago. BRC second quarter 2011 operating income was $5.9 million, compared to $7.2 million in the same period a year ago; IMPCO second quarter 2011 operating income was $1.8 million, which reflects the start-up nature of and continued investment in the US automotive market. This is compared to $3.1 million in the same period a year ago. A table presenting operating segment data can be found in the tables below.

Six Months Ended June 30, 2011 Financial Results

Total revenue was $207.4 million compared to $261.4 million for the first half of 2010. Net income for the first half of 2011 was $4.2 million, or $0.21 per diluted share, compared to $34.9 million, or $1.98 per diluted share, for the first half of 2010. The decrease in 2011 versus the prior year is primarily attributable to the expiration of the Italian Government’s 2009 incentive program in early 2010.

Company Outlook

Fuel Systems affirms its 2011 outlook, which calls for continued soft European automotive trends and a continued strengthening in the IMPCO business. As revenue growth and cost efficiencies gain traction during the year, the Company expects full year 2011 revenue to be between $375 million and $400 million and expects 2011 gross margin of 23% to 25% and 2011 operating margin of 5% to 7%. The company’s gross margin target continues to be in excess of 25% and mid-teen EBITDA margins over the medium term.

Conference Call

The Company will host a conference call today, August 9th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its second quarter 2011 financial results and other matters. To listen to the call live, please dial 877-356-8063 at least 10 minutes before the start of the conference. International participants may dial 706-679-2544. The conference ID will be 83869672. The call is also being webcast and can be accessed from the “Investor Relations” section of the Company’s website at www.fuelsystemssolutions.com. A telephone replay will be available until midnight Eastern Time on August 11th by dialing 855-859-2056 or 404-537-3406 and entering pass code 83869672. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's outlook for 2011, as well as its position in the market place, the success of products and the success and integration of recent acquisitions. Such statements represent only our opinions and predictions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, our ability to integrate recently acquired businesses and to realize the expected synergies; economic uncertainties caused by political instability in certain of the local markets we do business in; the potential growth of non-gaseous alternative fuel products and other new technologies; currency rate fluctuations and devaluations; our ability to realign costs with current market conditions; potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers; the weakness in financial and credit markets and the economy; and the repeal or implementation of government regulations relating to reducing vehicle emissions. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2010. The Company does not undertake to update or revise any of its forward-looking statements or guidance even if experience or future changes show that the indicated results or events will not be realized.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. The Company is composed of two operating subsidiaries: IMPCO Technologies and BRC. IMPCO

Technologies is a leader in the heavy duty, industrial, power generation and stationary engines sectors and recently established a U.S. Automotive division. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:
Pietro Bersani, Chief Financial Officer
Fuel Systems Solutions, Inc.
(646) 502-7170

Investor Relations Contacts:
Lippert / Heilshorn & Associates
Carolyn M. Capaccio
ccapaccio@lhai.com
Cathy Mattison
cmattison@lhai.com (415) 433-3777

– Tables Follow –

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)
	June 30,	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$106,889	$124,775
Accounts receivable, less allowance for doubtful accounts of $3,020 and $2,858 at June 30,
2011 and December 31, 2010, respectively	75,591	57,628
Inventories	97,120	85,854
Deferred tax assets, net	7,626	8,551
Other current assets	24,851	22,780
Related party receivables	8,111	7,340

Total current assets	320,188	306,928
Equipment and leasehold improvements, net	64,184	59,653
Goodwill, net	63,310	53,815
Deferred tax assets, net	259	335
Intangible assets, net	35,066	30,285
Other assets	2,205	2,196
Related party receivables	1,420	1,351

Total Assets	$486,632	$454,563

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$59,504	$46,610
Accrued expenses	41,921	37,928
Income taxes payable	4,590	3,258
Current portion of term loans and other loans	5,048	4,823
Deferred tax liabilities, net	677	770
Related party payables	4,773	2,690

Total current liabilities	116,513	96,079
Term and other loans	6,254	7,571
Other liabilities	9,128	8,218
Deferred tax liabilities	3,554	4,128

Total Liabilities	135,449	115,996

Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding
at June 30, 2011 and December 31, 2010	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares; 20,089,216 issued and
19,983,954 outstanding at June 30, 2011; and 20,028,968 issued and 19,921,217
outstanding at December 31, 2010	20	20
Additional paid-in capital	318,064	322,948
Shares held in treasury, 16,055 and 18,545 shares at June 30, 2011 and December 31, 2010,
respectively	(523)	(588)
Retained Earnings	14,373	10,189
Accumulated other comprehensive income	19,249	2,237

Total Fuel Systems Equity	351,183	334,806
Non-controlling interests	—	3,761
Total Equity	351,183	338,567

Total Liabilities and Equity	$486,632	$454,563

	FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share and per share data)
	(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2011	2010	2011	2010

Revenue	$116,598	$99,775	$207,416	$261,426
Cost of revenue	89,514	74,049	158,706	172,099

Gross profit	27,084	25,726	48,710	89,327
Operating expenses:
Research and development expense	7,161	4,979	13,548	9,415
Selling, general and administrative expense	13,549	11,482	25,804	25,961

Total operating expenses	20,710	16,461	39,352	35,376

Operating income	6,374	9,265	9,358	53,951
Other income (expense), net	378	(227)	(33)	717
Interest income (expense), net	200	(74)	388	(255)

Income before income taxes	6,952	8,964	9,713	54,413
Income tax expense	(3,096)	(1,849)	(5,433)	(19,080)

Net income	3,856	7,115	4,280	35,333
Less: Net income attributable to non-controlling
interests	(46)	(211)	(96)	(395)

Net income attributable to Fuel Systems	$3,810	$6,904	$4,184	$34,938

Net income per share attributable to Fuel Systems:
Basic	$0.19	$0.39	$0.21	$1.98

Diluted	$0.19	$0.39	$0.21	$1.98

Number of shares used in per share calculation:
Basic	19,968,530	17,618,039	19,945,063	17,614,929

Diluted	20,101,404	17,671,064	20,079,894	17,675,790

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands); (Unaudited)

	Six Months Ended
	June 30,

	2011	2010

Net income	$4,280	$35,333
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and other amortization	5,316	4,457
Amortization of intangibles arising from acquisitions	3,765	2,257
Provision for doubtful accounts	399	887
Write down of inventory	1,170	1,254
Unrealized loss (gain) on foreign exchange transactions, net	243	(605)
Compensation expense related to stock option and restricted stock grants	637	95
(Gain) loss on disposal of assets	(138)	319
Reduction of contingent consideration	(605)	—
Changes in assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	(14,973)	37,740
(Increase) decrease in inventories	(6,609)	3,884
Decrease (increase) in other current assets	3,862	(1,037)
Decrease in other assets	90	—
Increase (decrease) in accounts payable	10,358	(13,924)
Increase in income taxes payable	1,233	20,382
Decrease in accrued expenses	(1,824)	(1,947)
Receivables from/payables to related party, net	1,863	(547)
Increase (decrease) in deferred income taxes, net	866	(189)
Decrease in long-term liabilities	(208)	(431)

Net cash provided by operating activities	9,725	87,928

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(6,597)	(11,440)
Acquisitions, net of cash acquired	(13,441)	—
Investment in joint venture	(33)	—
Amount in restricted cash for acquisition of non-controlling interest	(3,179)	—
Controlling interest in previously unconsolidated affiliate	—	1,044
Proceeds from sale of assets	456	218

Net cash used in investing activities	(22,794)	(10,178)

Cash flows from financing activities:
Decrease in callable revolving lines of credit, net	(415)	(2,650)
Payments on term loans and other loans	(2,125)	(1,513)
Acquisition of non-controlling interest	(7,498)	—
Dividends issued by consolidated affiliates	—	(241)
Proceeds from exercise of stock options and warrants	16	24
(Purchase) proceeds of common shares held in trust, net	—	62
Payments of capital lease obligations	(94)	(159)

Net cash used in financing activities	(10,116)	(4,477)

Net (decrease) increase in cash and cash equivalents	(23,185)	73,273
Effect of exchange rate changes on cash	5,299	(13,435)

Net (decrease) increase in cash and cash equivalents	(17,886)	59,838
Cash and cash equivalents at beginning of period	124,775	46,519

Cash and cash equivalents at end of period	$106,889	$106,357

	FUEL SYSTEMS SOLUTIONS, INC.
	OPERATING SEGMENT INFORMATION
		(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2011	2010	2011	2010

Revenue:
IMPCO Operations	$43,621	$29,750	$81,787	$53,840
BRC Operations	74,709	72,987	129,350	212,112
Intersegment Eliminations	(1,732)	(2,962)	(3,721)	(4,526)

Total	$116,598	$99,775	$207,416	$261,426

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2011	2010	2011	2010

Operating Income (Loss):
IMPCO Operations	$1,766	$3,148	$2,711	$3,651
BRC Operations	5,871	7,194	9,233	52,893
Corporate Expenses (1)	(1,263)	(1,077)	(2,586)	(2,593)

Total	$6,374	$9,265	$9,358	$53,951

(1) Represents corporate expense not allocated to either of the business segments.